Exhibit 10.19

Eastern Virginia Bankshares, Inc. (the “Company”)
Schedule of Non-Employee Directors’ Annual Compensation

Effective January 16, 2014

Meeting Fees(1)(2)
Per Company Board Meeting	$300
Per Company Committee Meeting	$300
Per EVB Board Meeting	$500
Per EVB Committee Meeting(3)	$300

Monthly Retainers
Chairman of the Company’s Audit and Risk Oversight Committee	$300
Other members of the Company’s Audit and Risk Oversight Committee	$200
Chairman of the EVB Board	$500

Annual stock grant to non-employee directors:	500 unrestricted shares of the Company’s common stock.

(1)	Each director of the Company’s Board of Directors is also a member of the Board of Directors of EVB.
(2)	For meetings of the Company’s Board of Directors and EVB’s Board of Directors, directors are permitted one paid absence per year.
(3)	Each member of the Loan Committee of EVB receives $150 for each teleconference of the Loan Committee between regularly scheduled Loan Committee meetings.